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Destination XL Group, Inc. Increases Fiscal 2015 Guidance

Anticipates FY’15 Sales of Approximately $442.0 to $442.5 Million,
GAAP EPS of $(0.17) to $(0.20), and Adjusted EPS of $(0.10) to $(0.12)

CANTON, Mass., February 1, 2016 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today increased its earnings guidance for fiscal 2015.

“Our DXL retail stores performed very well in the last two months of the quarter, with an expected comparable sales increase of more than 8.5% for the fourth quarter and more than 9.5% for the year,” said President and CEO David Levin. “Given our better-than-expected sales performance and our strong merchandise margins, we now expect improved top- and bottom-line results for fiscal 2015. Sales from our cold-weather assortments got off to a slow start in Q4, as a result of unseasonably warm weather. However, demand began to pick up in early December and continued to improve in January.”

As a result of the strong fourth quarter sales performance, the Company has revised its earnings guidance for fiscal 2015. Sales for fiscal 2015 are expected to be approximately $442.0 million to $442.5 million, an increase from the Company’s previous guidance range of $438.0 to $440.0 million. EBITDA for fiscal 2015 is expected to be approximately $22.5 million to $23.5 million, an increase from previous guidance of $21.0 to $22.0 million. The Company expects its net loss to be between $(0.17) and $(0.20) per diluted share, compared with previous guidance of $(0.20) to $(0.23) per diluted share. On a non-GAAP basis, assuming a normal tax benefit, the adjusted net loss is expected to be between $(0.10) and $(0.12) per diluted share, compared with previous guidance of $(0.12) to $(0.14) per diluted share. This guidance is provided on a non-GAAP basis for comparative purposes, assuming a normal tax benefit of approximately 40% for both fiscal years. The Company expects to continue to provide a full valuation allowance against its deferred tax assets and, accordingly, does not recognize any income tax benefit on its operating losses.

The Company plans to report its actual fourth-quarter and fiscal 2015 financial results on March 18, 2016, when management also will conduct its quarterly conference call to discuss its results for fiscal 2015, as well as its fiscal 2016 outlook. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release refers to EBITDA and adjusted net loss per diluted share.  The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), earnings (loss) per diluted share, income (loss) from continuing operations or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements.

The Company calculates EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted net loss per diluted share has been adjusted for a normal tax rate, assuming 40%.  This adjusted net loss was calculated by taking the 2015 forecasted net loss of $(0.17)-$(0.20) per diluted share and multiplying each by 40% to calculate an estimated income tax benefit of $0.07-$0.08 per diluted share, resulting in an adjusted non-GAAP net loss of $(0.10)-$(0.12) per diluted share.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to its projected sales, EBITDA and earnings expectations for fiscal 2015. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 25, 2015, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including the risk that changes to its preliminary results will be required as a result of completing its financial reporting closing process and financial audit, and risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

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